EXHIBIT 10.2

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2006 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2006 Annual Base Salary	2006 Target Cash Bonus (percentage of 2006 base salary)
George Scangos	$750,000	60%
Michael Morrissey	$400,520	45%
Jeffrey Latts	$399,376	45%
Frank Karbe	$345,030	45%
Pamela Simonton	$322,189	35%